SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 3, 2005

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-7572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement; Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; and Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 4, 2005, Phillips-Van Heusen Corporation (the “Company”)  issued a press release, a copy of which is attached as Exhibit 99.1 to this report, to announce a succession plan that will be implemented over the course of the Company’s current fiscal year, commencing on the date of its 2005 annual meeting of stockholders.  Under this plan, Bruce Klatsky, Chairman and Chief Executive Officer of the Company, will relinquish his title and responsibilities as Chief Executive Officer of the Company on June 14, 2005 (the date of the annual meeting), Mark Weber, President and Chief Operating Officer of the Company, will succeed Mr. Klatsky as Chief Executive Officer, and Emanuel Chirico, Executive Vice President and Chief Financial Officer of the Company, will succeed Mr. Weber as President and Chief Operating Officer.  Mr. Klatsky will continue as an employee of the Company to assist in an orderly transition and will retire at the end of the current fiscal year. In addition, he will be nominated for re-election at the 2005 annual meeting of stockholders as a director of the Company, to serve as Chairman until the 2006 annual meeting of stockholders, if re-elected.

In connection with the foregoing succession plan, the Company entered into an amendment to Mr. Klatsky’s employment agreement and new employment agreements with Messrs. Weber and Chirico, each of which is effective on June 14, 2005 in connection with the effectiveness of the succession plan.

The amendment to Mr. Klatsky’s employment agreement with the Company was entered into on March 3, 2005 and provides that his relinquishment of the title and responsibilities as Chief Executive Officer of the Company will not constitute a breach of his employment agreement, provides for his retirement as an employee of the Company at the end of the Company’s current fiscal year and provides for him to continue service as a director of the Company and as Chairman of the Board until the Company’s 2006 annual meeting of stockholders, provided he is re-elected at the 2005 annual meeting.  The amendment also provides that upon Mr. Klatsky’s retirement he and his spouse are entitled to continuation of certain medical and dental benefits until each reaches age 65.

Mr. Weber’s employment agreement was entered into as of March 3, 2005 and provides that upon Mr. Klatsky’s relinquishment of the title and responsibilities of Chief Executive Officer of the Company, Mr. Weber is to become Chief Executive Officer.  Effective as of the date he becomes Chief Executive Officer, Mr. Weber’s base salary will increase to $1,100,000 per year.

Mr. Chirico’s employment agreement was entered into as of March 3, 2005 and provides that upon Mr. Klatsky’s relinquishment of the title and responsibilities of Chief Executive Officer of the Company, Mr. Chirico is to become President and Chief Operating Officer.  Effective as of the date Mr. Chirico becomes President and Chief Operating Officer, his base salary will increase to $900,000 per year.

The agreements with Messrs. Weber and Chirico provide for annual review of their salary and permit upward adjustments of salary.  In addition, the agreements outline Messrs. Weber’s and Chirico’s rights to severance upon termination of employment.  Generally, they are entitled to severance only if their employment is terminated by the Company without “cause” or if they terminate for “good reason” (each as defined in the agreements).  In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Weber is entitled to a payment equal to three times his average cash compensation (i.e., base salary and bonus) for the two most recent completed fiscal years of the Company and Mr. Chirico is entitled to two times his average cash compensation (i.e., base salary and bonus) over the same period.  All such payments are payable in accordance with the Company’s payroll schedule in substantially equal installments (36 for Mr. Weber and 24 for Mr. Chirico).  The agreements provide that during the period their severance is paid, certain welfare benefits are continued for each of Mr. Weber and Chirico (and their families, to the extent participating prior to termination for employment),  subject to cessation if they obtain replacement coverage from another employer (although there is no duty to seek employment or mitigate damages).  The executives are required to pay the active employee rate, if any, for such welfare benefits during the period severance is paid.  Messrs. Weber and Chirico also are entitled to severance upon the termination of their employment by the Company without cause, or by the executive for good reason, within two years after a change in control of the Company (as defined in the agreements).  In either such case, the executive will receive a lump sum payment in an amount equal to three times the average annual total cash compensation (i.e., salary, bonus and LTIP) paid to or accrued for him during the two fiscal years preceding the date of termination.  In addition, if any payments, entitlements or benefits received by Mr. Weber or Mr. Chirico under his agreement or otherwise are subject to the excise tax on excess parachute payments, he is entitled to an additional payment to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.  Each of Mr. Weber and Mr. Chirico also receives comparable medical, dental, life and disability insurance coverage for himself and his family for the three years after termination.  The agreements also include certain restrictive covenants in favor of the Company, including provisions regarding the use of confidential information, non-competition, non-interference with business relationships and non-solicitation of employees.

Mr. Chirico’s employment agreement also provides for the amendment of his agreement under the Company’s capital accumulation program to increase his benefit by $500,000 to $2.0 million.  Under Mr. Chirico’s capital accumulation program agreement (“CAP Agreement”), he will be entitled to receive upon retirement after he turns 55 his benefit plus interest from age 55.  Under Mr. Chirico’s CAP Agreement, if his employment with the Company is terminated following a change in control of the Company (as defined in the CAP Agreement), the full undiscounted value of the future payments to be made to Mr. Chirico thereunder becomes immediately payable in a lump sum.  The benefits under the CAP Agreement are forfeited upon a termination of Mr. Chirico’s employment for cause (as defined therein).  Further, Mr. Chirico’s rights are subject to non-competition and non-disclosure restrictions that automatically terminate upon a change in control of the Company.

  The Board also agreed to enter into a CAP Agreement with Francis K. Duane, Vice Chairman, Sportswear, for a $2.0 million benefit on similar terms as Mr. Chirico’s CAP Agreement.

In order to implement the foregoing succession plan, the Company’s Board of Directors approved amendments to the Company’s By-Laws separating the positions of Chairman and Chief Executive Officer and making other changes attendant to the separation of the positions.  A copy of the revised By-Laws is attached to this report as Exhibit 3.1.

In addition to the foregoing matters, the Compensation Committee of the Company’s Board of Directors met on March 3, 2005 and approved certain other matters relating to the compensation of the Company’s named executive officers, Messrs. Klatsky, Weber, Chirico and Duane, and Mr. Allen Sirkin, Vice Chairman, Dress Shirts, as follows:

1.

The Committee approved the payout of bonuses for 2004 under the Performance Incentive Bonus Plan, subject to finalization of the Company’s audit confirming the Company’s calculations.  Under such plan, Messrs. Klatsky, Weber, Chirico, Sirkin and Duane would receive $2,270,040; $1,350,000; $1,080,000; $900,000; and $840,000, respectively.  The bonuses for Messrs. Klatsky, Weber and Chirico relate to the achievement of earnings per share goals established at the beginning of fiscal 2004.  The bonuses for Messrs. Sirkin and Duane relate to the achievement of EBIT-based goals for their respective divisions established at the beginning of fiscal 2004.

2.

The Committee established bonus goals for 2005, subject to stockholder approval of a new Performance Incentive Bonus Plan to be voted upon at the Company’s 2005 annual meeting.  Messrs. Klatsky, Weber and Chirico will receive bonuses based on a percentage of base salary if the Company achieves certain earnings per share goals.  Mr. Klatsky’s potential bonus ranges from 42.5% at threshold to 85% at target to 210% at maximum.  Mr. Weber’s potential bonus ranges from 37.5% at threshold to 75% at target to 175% at maximum.  Mr. Chirico’s potential bonus ranges from 32.5% at threshold to 65% at target to 160% at maximum.  Messrs. Sirkin and Duane will receive bonuses based on a percentage of base salary if their respective divisions achieve certain goals based on EBIT.  The potential bonuses for Messrs. Sirkin and Duane range from 20% at threshold to 60% at target to 120% at maximum.  In all cases, achievement of levels between goals would result in payment of a percentage of base salary that is on a straight-line interpolation between the two relevant goals.

3.

The Committee approved the payout of awards under the Long-Term Incentive Plan for the three fiscal year period 2002-2004, subject to finalization of the Company’s audit confirming the Company’s calculations.  Under such plan, Messrs. Klatsky, Weber and Chirico would receive $1,887,360; $1,012,800; and $810,240, respectively.  These payouts relate to the achievement of both earnings growth and improvement on return on equity established at the beginning of the performance cycle.

4.

The Committee established an award for the three fiscal year period 2005-2007, subject to stockholder approval of a new Long-Term Incentive Plan to be voted upon at the Company’s 2005 annual meeting.  Messrs. Weber and Chirico, the only participants in such plan for the 2005-2007 cycle, will receive payouts based on a percentage of base salary if the Company achieves certain goals based on both earnings growth and improvement in return on equity over the three-year performance cycle.  Mr. Weber’s potential payout ranges from 50% at threshold to 90% at target to 175% at maximum.  Mr. Chirico’s potential payout ranges from 50% at threshold to 80% at target to 160% at maximum.  Achievement of levels of performance between goals would result in payment of a percentage of base salary that is on an interpolation between the two relevant goals.

5.

The Committee granted options to Messrs. Weber and Chirico to purchase 150,000 and 120,000 shares of Company common stock, respectively.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

 (c)

Exhibits:

Exhibit

Description

3.1

Amended By-laws

99.1

Press Release, dated March 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer
Mark D. Fischer, Vice President

Date:   March 8, 2005